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                                                                      EXHIBIT 99

                     [LETTERHEAD OF TRACINDA CORPORATION]


March 12, 1996

Mr. Alfred Boyer
9665 Wilshire Boulevard
Suite 200
Beverly Hills, CA  90212

Dear Al:

As a result of our Agreements reached with Chrysler on February 8, 1996, we have terminated certain advisory agreements in connection with the Chrysler matter.

In light of the foregoing, we believe that it is appropriate for us to wind up our consulting arrangement with you with respect to Chrysler.

Accordingly, this letter shall serve as formal written notice of Tracinda's termination of the June 24, 1995 Consulting Agreement with you in accordance with Section 9 thereof.

Of course, this action shall in no way affect the June 24, 1995 Value Sharing Agreement.

As we will no longer be acting with you for the purpose of acquiring, holding, voting or disposing of securities of Chrysler, we consider the Schedule 13D "group" previously formed with respect to the securities of Chrysler to be also terminated and will therefore file an amendment to the 13D reflecting the action we have taken.

Sincerely,

/s/ Richard E. Sobelle

Richard E. Sobelle